Exhibit 99.2

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	slp@haydenir.com

For Immediate Release:

August 4, 2020

Simulations Plus Announces Proposed Underwritten Public Offering

LANCASTER, CA, August 4, 2020 – Simulations Plus, Inc. (Nasdaq: SLP), a premier developer of drug discovery and development software for modeling and simulation software products and services for the pharmaceutical, biotechnology, agrochemical, cosmetics and food industries, today announced that it intends to offer and sell shares of its common stock in an underwritten registered public offering.

All of the shares of common stock to be sold in the offering will be offered by Simulations Plus. In addition, Simulations Plus expects to grant the underwriters of the offering a 30-day option to purchase additional shares of its common stock offered in the public market. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Oppenheimer & Co. Inc. and Raymond James & Associates, Inc. are acting as joint book-running managers for the offering.

Simulations Plus intends to use the net proceeds from the offering for strategic mergers and acquisitions, although Simulations Plus has no present commitments or agreements to enter into any such mergers or acquisitions, working capital requirements and other general corporate purposes, including investing in enhanced information and accounting systems, and personnel in support of corporate growth.

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This offering is being made pursuant to an automatic shelf registration statement on Form S-3 (No. 333-239770), which was previously filed with the Securities and Exchange Commission (“SEC”) on July 9, 2020, which became automatically effective. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov, or by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com; or Raymond James & Associates, Inc., Attention: Syndicate Department, 880 Carillon Parkway, St. Petersburg, FL 33716, by telephone at (800) 248-8863 or by email at prospectus@raymondjames.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology/toxicology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of research by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, artificial intelligence, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for molecular property prediction from structure and physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: market conditions that may affect the timing, terms and conditions of the offering, our ability to satisfy the conditions to closing of the offering and other matters affecting our ability to consummate the offering on terms acceptable to us. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission, and will be contained in the preliminary prospectus supplement that will be filed with the U.S. Securities and Exchange Commission.

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